EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The To the Board of Directors and Stockholders of

ChromaVision Medical Systems, Inc.:

We consent to the incorporation by reference in the registration statement ((Nos. 333-59276, 333-63876, 333-65815, 333-67166, 333-87969, 333-120248, 333-113434, and 333-114214) on Forms S-3 and S-8 of ChromaVision Medical Systems, Inc. of our report dated March 4, 2005, except for note 8, which is as of March 11, 2005, with respect to the consolidated balance sheets of ChromaVision Medical Systems, Inc. as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statement schedule, which report appears in the December 31, 2004, annual report on Form 10-K of ChromaVision Medical Systems, Inc.

KPMG, LLP
Costa Mesa, California
March 11, 2005